                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          THE PETERSEN COMPANIES, INC.

                                       at

                              $34.00 NET PER SHARE

                                       by

                             EMAP ACQUISITION CORP.
                          a wholly owned subsidiary of

                                    EMAP PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 14, 1999, UNLESS THE OFFER IS EXTENDED.

THE BOARD OF DIRECTORS OF THE PETERSEN COMPANIES, INC. (THE "COMPANY") HAS: (1)
  UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT (AS
   DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY; (2) UNANIMOUSLY RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER, TENDER THEIR SHARES
     PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT; (3) UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE
 MERGER IS FAIR TO THE STOCKHOLDERS OF THE COMPANY; (4) UNANIMOUSLY DETERMINED THAT THE CONSIDERATION TO BE PAID FOR EACH SHARE IN THE OFFER AND THE MERGER IS
   FAIR TO THE STOCKHOLDERS OF THE COMPANY; (5) UNANIMOUSLY DECLARED THAT THE MERGER AGREEMENT IS ADVISABLE; AND (6) UNANIMOUSLY CONSENTED TO THE OFFER.
                            ------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD CONSTITUTE (X) A MAJORITY OF ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK AND (Y) A MAJORITY OF ALL OUTSTANDING SHARES, IN EACH CASE, ON A FULLY DILUTED BASIS (WITHOUT GIVING EFFECT TO THE CONVERSION OF CLASS B SHARES INTO CLASS A SHARES) ON THE DATE OF PURCHASE; (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED; AND (3) THE OFFER HAVING RECEIVED THE APPROVAL OF THE SHAREHOLDERS OF PARENT AT AN EXTRAORDINARY GENERAL MEETING.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 prior to the expiration of the Offer or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                            ------------------------
                      The Dealer Manager for the Offer is:

                              SCHRODER & CO. INC.
December 16, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Introduction................................................    1
The Tender Offer............................................    4
 1. Terms of the Offer......................................    4
 2. Procedure for Tendering Shares..........................    5
 3. Withdrawal Rights.......................................    8
 4. Acceptance for Payment and Payment......................    8
 5. Certain U.S. Federal Income Tax Consequences............    9
 6. Price Range of the Shares; Dividends on the Shares......   10
 7. Effect of the Offer on the Market for the Shares; Share
  Quotation; Exchange Act Registration; Margin Regulations..   11
 8. Certain Information Concerning the Company..............   12
 9. Certain Information Concerning the Purchaser and
  Parent....................................................   13
10. Source and Amount of Funds..............................   13
11. Contacts and Transactions with the Company; Background
  of the Offer..............................................   14
12. Purpose of the Offer; the Merger Agreement; the
  Stockholder Agreement.....................................   16
13. Dividends and Distributions.............................   26
14. Certain Conditions of the Offer.........................   27
15. Certain Legal Matters...................................   28
16. Fees and Expenses.......................................   29
17. Miscellaneous...........................................   30
Schedule I -- Directors and Executive Officers of Parent and
  the Purchaser.............................................  S-1

To the Holders of Common Stock
  of The Petersen Companies, Inc.

                                  INTRODUCTION

     EMAP Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of EMAP plc, an English public limited company ("Parent"), hereby offers to purchase all outstanding shares of Class A Common Stock, par value $0.01 per share (the "Class A Shares"), and all outstanding shares of Class B Common Stock, par value $0.01 per share (the "Class B Shares" and, together with the Class A Shares, the "Shares"), of The Petersen Companies, Inc., a Delaware corporation (the "Company"), at a price of $34.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Schroder & Co. Inc., which is acting as Dealer Manager ("Dealer Manager"), BankBoston, N.A., which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS: (1) UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY; (2) UNANIMOUSLY RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT; (3) UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER IS FAIR TO THE STOCKHOLDERS OF THE COMPANY; (4) UNANIMOUSLY DETERMINED THAT THE CONSIDERATION TO BE PAID FOR EACH SHARE IN THE OFFER AND THE MERGER REFERRED TO HEREIN IS FAIR TO THE STOCKHOLDERS OF THE COMPANY; (5) UNANIMOUSLY DECLARED THAT THE MERGER AGREEMENT IS ADVISABLE; AND (6) UNANIMOUSLY CONSENTED TO THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE OFFER AND THE MERGER AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH.

     MORGAN STANLEY & CO. INCORPORATED ("MORGAN STANLEY") AND DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION ("DLJ") HAVE ACTED AS THE COMPANY'S FINANCIAL ADVISORS. THE OPINIONS OF MORGAN STANLEY AND DLJ, EACH DATED DECEMBER 14, 1998, THAT, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES IN THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS, ARE SET FORTH IN FULL AS ANNEXES TO THE SCHEDULE 14D-9 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") ON THE DATE HEREOF.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES THAT WOULD CONSTITUTE (X) A MAJORITY OF ALL OUTSTANDING CLASS A SHARES AND (Y) A MAJORITY OF ALL OUTSTANDING SHARES, IN EACH CASE, ON A FULLY DILUTED BASIS (WITHOUT GIVING EFFECT TO THE CONVERSION OF CLASS B SHARES INTO CLASS A SHARES) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"); (ii) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION"); AND (iii) THE OFFER HAVING RECEIVED THE APPROVAL OF THE SHAREHOLDERS OF PARENT (THE "PARENT SHAREHOLDER APPROVAL") AT AN EXTRAORDINARY GENERAL MEETING (AN "EGM"). The Purchaser reserves the right (subject to obtaining the consent of the Company and the applicable rules and regulations of the Commission), which it presently has no intention of exercising, to waive or reduce the Minimum Condition. See Sections 1, 12 and 14.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 15, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). In the Merger, each outstanding Share will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest thereon. See Section 12.

     Consummation of the Merger is subject to a number of conditions, including approval by stockholders of the Company if such approval is required under applicable law. If the Purchaser acquires at least 90% of each class of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

     In connection with the execution of the Merger Agreement, the Purchaser and Parent entered into a Stockholders' Agreement dated as of December 15, 1998 (the "Stockholder Agreement"), with certain of the directors and executive officers of the Company and certain other persons (collectively, the "Selling Stockholders"), pursuant to which each Selling Stockholder has unconditionally agreed to tender into the Offer, and not to withdraw therefrom, all the Shares that such Selling Stockholder owned on December 15, 1998 (comprising 18,406,656 Class A Shares and 7,886,290 Class B Shares for all the Selling Stockholders), as well as any Shares thereafter acquired by it, including upon the exercise of Stock Options (as defined below). In addition, the Selling Stockholders have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, all the Selling Stockholders' Shares (including those acquired after the execution of the Stockholder Agreement) at a price per Share equal to the Offer Price; provided, that no Selling Stockholder shall be so obligated to sell any such Shares if the Stockholder Agreement is terminated in accordance with its terms; and provided, further, that (x) the Purchaser shall not be so obligated to purchase the Shares and no Selling Stockholder shall be so obligated to sell any such Shares if as of immediately prior to the expiration of the Offer, any applicable waiting period (and any extension thereof) under the HSR Act relating to the purchase of the Shares shall not have expired or been terminated, and (y) the Purchaser shall not be so obligated to purchase the Shares if at any time after the date of the Stockholder Agreement until the purchase and sale of the Shares under the Stockholder Agreement any of the following conditions have occurred and is continuing and no Selling Stockholder shall be so obligated to sell any of such Shares if during such period any of the conditions set forth in subparagraphs (i), (iii) and (iv) set forth below have occurred and is continuing:

          (i) there shall be issued by any U.S. Federal or state court of competent jurisdiction in connection with any legal proceeding, any final or nonappealable order, ruling or injunction (that has not been vacated, withdrawn or overturned), (A) restraining or prohibiting the acquisition by Parent or the Purchaser of any Shares under the Stockholder Agreement or the making of the Stockholder Agreement or consummation of the transactions contemplated thereby or the Merger, or obtaining from the Company or the Purchaser, any damages in connection with the aforesaid transactions that are material in relation to the Company and its subsidiaries taken as a whole, (B) prohibiting or materially limiting the ownership or operation by the Company, Parent or the Purchaser or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, or compelling the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, as a result of the Stockholder Agreement or any of the other transactions contemplated by the Stockholder Agreement, (C) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Stockholder Agreement including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, or (D) prohibiting Parent or any of its subsidiaries from effectively controlling in any material respect any significant portion of the business or operations of the Company and its subsidiaries taken as a whole;

          (ii) the Company shall not have performed or complied in any material respect with any obligation or shall have failed to comply in any material respect with any agreement or covenant required by the Merger Agreement to be performed or complied with by the Company on or prior to the date of consummation of the transactions contemplated by the Stockholder Agreement, which failure to perform or comply is not substantially cured within 15 days after Parent provides the Company with notice of such failure;

          (iii) any statute, rule or regulation enacted or promulgated by any Federal, state, local or foreign government or any court of competent jurisdiction, or other governmental, administrative or regulatory authority, commission or agency, domestic or foreign (each a "Governmental Entity"), that results, directly or indirectly, in any of the consequences referred to in clauses (A) through (D) of paragraph (i) above;

          (iv) if required in accordance with applicable law or stock exchange regulations, Parent shall have held a vote at an EGM of Parent of the holders of the outstanding ordinary shares of Parent that are entitled to vote upon proposals to approve the Stockholder Agreement and the Merger Agreement and any approval so required with respect to the Stockholder Agreement or the Merger Agreement shall not have been obtained; or

          (v) any breach of the representations and warranties of the Company set forth in the Merger Agreement other than any breach that individually or in the aggregate with each other such breach has not had and would not reasonably be expected to have a material adverse effect on the Company or its subsidiaries taken as a whole; provided, that for purposes of this paragraph each such representation and warranty of the Company set forth in the Merger Agreement shall be read without giving effect to any qualification as to materiality or a material adverse effect on the Company or its subsidiaries taken as a whole.

          Under the Stockholder Agreement, each Selling Stockholder has granted to certain individuals designated by Parent an irrevocable proxy with respect to the Shares subject to the Stockholder Agreement to vote such Shares under the circumstances described in Section 12.

     The Merger Agreement and the Stockholder Agreement are more fully described in Section 12.

     The Company has informed the Purchaser that, as of December 15, 1998, there were 26,871,538 Class A Shares and 7,886,290 Class B Shares issued and outstanding, 970,394 Class A Shares reserved for issuance upon the exercise of outstanding options to purchase Class A Shares from the Company ("Stock Options") and a maximum of 35,000 Class A Shares issuable upon the exercise of outstanding warrants to purchase Class A Shares ("Warrants"). Based upon the foregoing, there would be 27,876,932 Class A Shares and 7,886,290 Class B Shares, in each case, outstanding on a fully diluted basis and the Minimum Condition will be satisfied if at least 13,938,467 Class A Shares and 17,881,612 Shares (including the 18,406,656 Class A Shares and 26,292,946 Shares subject to the Stockholder Agreement) are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Shares outstanding on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company. See
Section 12.

     Certain U.S. Federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, January 14, 1999, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

     In the Merger Agreement, the Purchaser has agreed that, so long as neither Parent nor the Purchaser has breached the Merger Agreement, it may, without the consent of the Company, extend the Offer (i) if at the Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares is not satisfied or waived, until such time as such condition is satisfied or waived, (ii) for a period of not more than five business days beyond the then scheduled expiration date of the Offer if on the date of such extension less than 90% of either the outstanding Class A Shares or the outstanding Class B Shares have been validly tendered and not properly withdrawn or (iii) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule l4d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, (iv) impose additional conditions or amend in any manner adverse to the holders of Shares any of the conditions set forth in Section 14, (v) amend any other term of the Offer in any manner adverse to the holders of Shares or
(vi) except as provided in the preceding paragraph, extend the Expiration Date.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 shall have occurred, (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If by 12:00 midnight, New York City time, on Thursday, January 14, 1999 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions of the Merger Agreement and to the applicable rules and regulations of the Commission, (i) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (ii) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which require that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including any waiver of the Minimum Condition, which waiver may not be made without the Company's consent), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and l4e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the HSR Condition and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. However, if the Purchaser waives or amends the Minimum Condition (which action may not be taken without the Company's consent) during the last five business days during which the Offer is open, the Purchaser will be required to extend the Expiration Date so that the Offer will remain open for at least five business days after the announcement of such waiver or amendment is first published, sent or given to holders of Shares, and may also be required to extend the Offer if other conditions to the Offer are waived, depending upon the materiality of the waiver.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (i) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below prior to the Expiration Date.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 1, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each such participant being an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after December 15, 1998. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Saturday, February 13, 1999.

     For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in
Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's sole discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     Parent expects to file a Notification and Report Form with respect to the Offer under the HSR Act on Wednesday, December 16, 1998 or as promptly as practicable thereafter. If the filing is made on December 16, 1998, the waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on Thursday, December 31, 1998 unless early termination of the waiting period is granted.

However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent with such request. See Section 15 hereof for additional information concerning the HSR Act and the applicability of antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and to the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

     If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by an individual stockholder will generally be taxed at a maximum Federal marginal tax rate of 20%, and long-term capital gains recognized by a corporate stockholder will be taxed at a maximum Federal marginal tax rate of 35%. In addition, under present law the ability to use capital losses to offset ordinary income is limited. Stockholders with a calendar year tax year will be treated as having taxable gain or loss for the 1999 tax year.

     A stockholder that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. A stockholder that does not furnish a required TIN may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Class A Shares are traded on the NYSE under the symbol "PTN", and have been at all times since October 2, 1997. Prior to such time, there was no public market in the Class A Shares. The Class B Shares are not traded on any securities exchange and currently there is no public market in the Class B Shares. The following table sets forth, for each of the periods indicated, the high and low last reported sales prices per Class A Share as reported by the NYSE and the Dow Jones News Retrieval Service.

                          THE PETERSEN COMPANIES, INC.

                                                                HIGH        LOW
                                                              --------    -------
FISCAL YEAR ENDED DECEMBER 31, 1997:
  From October 2, 1997......................................  $ 23.000    $17.125
FISCAL YEAR ENDED DECEMBER 31, 1998:
  First Quarter.............................................    28.375     20.000
  Second Quarter............................................    27.500     23.375
  Third Quarter.............................................    33.625     22.125
  Fourth Quarter (through December 15, 1998)................    33.500     22.125

     On December 11, 1998, the last full trading day before the public announcement of the discussions relating to the Merger Agreement, the last reported sales price of the Class A Shares on the NYSE was $23.00 per Class A Share. On December 15, 1998, the last full trading day before commencement of the Offer, the last reported sales price of the Class A Shares on the NYSE was $33.50 per Class A Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CLASS A SHARES.

     The Company has informed the Purchaser that it has never paid any dividends on the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Class A Shares pursuant to the Offer will reduce the number of holders of Class A Shares and the number of Class A Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Class A Shares held by the public.

     Share Quotation. Depending upon the number of Class A Shares purchased pursuant to the Offer, the Class A Shares may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Class A Shares if, among other things, the record holders of at least 100 Class A Shares were to fall below 2,000, or the number of total stockholders were to fall below 2,200 and the average monthly trading volume of the Class A Shares were to fall below 100,000, or the number of publicly held Class A Shares (exclusive of management or other concentrated holdings) were to fall below 1,100,000 and the aggregate market value of publicly held Class A Shares were to not exceed $40 million. According to the Company, as of December 15, 1998, there were approximately 48 holders of record of Class A Shares and there were 26,871,538 Class A Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Class A Shares no longer meet the requirements of the NYSE for continued listing and the Class A Shares are no longer listed, the market for Class A Shares would be adversely affected.

     If the NYSE were to delist the Class A Shares, it is possible that the Class A Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq National Market or other sources. The extent of the public market for the Class A Shares and the availability of such quotations would, however, depend upon the number of holders of Class A Shares remaining at such time, the interests in maintaining a market in Class A Shares on the part of securities firms, the possible termination of registration of the Class A Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Class A Shares are currently registered under the Exchange Act. Registration of the Class A Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Class A Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Class A Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Class A Shares under the Exchange Act as soon as possible after the completion of the Offer if the requirements for such termination are met.

     If registration of the Class A Shares is not terminated prior to the Merger, then the Class A Shares will be delisted from all stock exchanges and the registration of the Class A Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Class B Shares are not currently registered under the Exchange Act.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal offices at 6420 Wilshire Boulevard, Los Angeles, California 90048. The Company is a leading multi-media marketing solutions and brand development company that primarily publishes and markets special-interest magazines and annual publications.

     Set forth below is certain selected financial information with respect to the Company excerpted from the information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company 1997 10-K") and the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 1998 (the "Company 1998 10-Q"). More comprehensive financial information is included in the Company 1997 10-K, the Company 1998 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 1997 10-K, the Company 1998 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 1997 10-K, the Company 1998 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                          THE PETERSEN COMPANIES, INC.

                         SELECTED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                     PREDECESSOR(1)                                  THE COMPANY
                              ----------------------------   -----------------------------------------------------------
                               12 MONTHS       10 MONTHS     4 1/2 MONTHS    12 MONTHS       9 MONTHS        9 MONTHS
                                 ENDED           ENDED          ENDED          ENDED           ENDED           ENDED
                              NOVEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                  1995           1996            1996           1997           1997            1998
                              ------------   -------------   ------------   ------------   -------------   -------------
Statement of Operating Data:
  Net revenue...............    $214,515       $189,614        $53,277        $247,074       $183,829        $228,690
  Operating income..........      14,358         15,751            428          10,910          6,053          28,046
  Net income (loss).........      14,358         17,326        (10,605)        (23,817)       (22,633)         (1,809)

Balance Sheet Data:
  Working capital...........       5,760         (2,791)       (18,484)        (17,187)                        (7,463)
  Total assets..............      66,808         50,541        604,073         569,747                        692,363
  Total stockholders'
     equity.................          --             --        154,454         273,527                        271,315

---------------
(1) The amounts set forth for the 12 months ended November 30, 1995 and for the 10 months ended September 30, 1996 are those of the publishing division of Petersen Publishing Company prior to the leveraged acquisition by the Company in September 1996.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     The Purchaser, a Delaware corporation which is a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of Parent. All outstanding shares of capital stock of the Purchaser are owned by Parent.

     Parent is an English public limited company with its principal office located at 1 Lincoln Court, Lincoln Road, Peterborough PE1 2RF, England. Parent's primary lines of business are consumer magazines, business information and exhibitions and radio. Parent publishes, produces or holds some 400 magazines, exhibitions, events and information services each year. Parent is one of the leading publishers of consumer magazines in Europe and has a growing presence in Australia.

     Available Information. Neither Parent nor the Purchaser is subject to the information requirements of the Exchange Act and therefore, reports relating to each of its business, financial condition and other matters have not been filed with, and will not be available from, the Commission. However, copies of Parent's Memorandum and Articles of Association, the audited consolidated accounts of EMAP and its subsidiaries for the two years ended March 31, 1998 and the interim results of Parent for the six months ended September 30, 1998, may be inspected at the registered office of the Company and at the offices of Slaughter and May, 35 Basinghall Street, London EC2V 5DB, England, during usual business hours on any weekday (Saturdays and public holidays excepted) for a period of 14 days following the date of the Merger Agreement.

10.  SOURCE AND AMOUNT OF FUNDS

     The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the Offer and the Merger will be approximately $1.2 billion. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from Parent. Parent intends to fund this capital contribution from bank facilities and an issuance of ordinary shares of Parent that will be listed and traded on the London Stock Exchange.

     Bank Facilities. Parent will obtain a portion of the funds from a credit facility (the "Credit Facility") pursuant to a loan agreement (the "Loan Agreement"), dated December 15, 1998, among Parent, Barclays Bank PLC, as agent, Barclays Capital, Den Danske Aktieselskab and Deutsche Bank AG London (collectively with the lenders listed in Schedule 1 to the Loan Agreement, the "Banks"). Under the Credit Facility, the Banks will provide Parent with a multi-currency $880,000,000 term loan and a pound sterling 325,000,000 revolving credit and bill acceptance facility, each maturing on December 15, 2003. The Credit Facility will automatically terminate if the Purchaser has not accepted for payment Shares tendered pursuant to the Offer within 150 days of the date of signing of the Loan Agreement or if the Offer lapses or is terminated without Shares having been accepted for payment pursuant to the Offer or purchased pursuant to the Stockholder Agreement. The proceeds of the Credit Facility will be used to finance, in part, the payment of cash consideration for Shares that have been accepted for payment by the Purchaser and may also be used for general corporate purposes, including repayment of existing indebtedness of Parent or the Company and for working capital.

     The Credit Facility carries interest at LIBOR plus a margin of .80% which is subject to adjustment after March 31, 2000.

     The Credit Facility is subject to various customary representations and warranties, financial covenants, cancellation events and a change of control provision.

     The availability of the Credit Facility to Parent is conditional upon various conditions, including the listing of the Ordinary Shares issued by Parent and the satisfaction of the Minimum Condition. In addition, if certain representations or warranties are incorrect in any material respect when made or deemed to be made and have not been remedied within 15 days thereof, Parent will be in default and will not be able to obtain funds from the Credit Facility.

     In addition to the foregoing, Parent will obtain funds from a bridge facility (the "Bridge Facility" and, together with the Credit Facility, the "Facilities") pursuant to an agreement, dated December 15, 1998, among Parent, Barclays Bank PLC as agent, Barclays Capital, Den Danske Bank Aktieselskab and Deutsche Bank AG London (collectively with the lenders listed in Schedule 1 to that agreement, the "Bridge Banks"). Under the Bridge Facility, the Bridge Banks will provide Parent with a L360,000,000 loan maturing on February 3, 1999. The proceeds of the Bridge Facility will be used to finance, in part, the payment of cash consideration for Shares that have been accepted for payment by the Purchaser.

     The Bridge Facility carries interest at LIBOR.

     The availability of the Bridge Facility to Parent is conditional upon various terms and conditions, including the listing of the Ordinary Shares and the satisfaction of the Minimum Condition.

     The foregoing descriptions of the Facilities are qualified in their entirety by reference to the text of the Loan Agreement and the Bridge Loan Agreement filed as Exhibits (b)(1) and (b)(2), respectively, to the Tender Offer Statement on Schedule 14D-1 of Parent and the Purchaser filed with the Commission in connection with the Offer (the "Schedule 14D-1") and is incorporated herein by reference.

     Issue of Ordinary Shares. In addition to obtaining funds from the Facilities, Parent will obtain funds from the issuance of up to 42,047,517 new ordinary shares (the "Ordinary Shares") by way of offering each qualifying shareholder of Parent the right to receive one new ordinary share for every five ordinary shares of Parent (the "Rights Issue") at a price of 875 pence per share for an aggregate amount of approximately L359,000,000. The Rights Issue will be underwritten in accordance with an underwriting agreement, dated December 15, 1998, among Parent, J. Henry Schroder & Co. Limited (together with Schroder & Co. Inc., "Schroders") and BT Alex. Brown (the "Underwriting Agreement").

     The Underwriting Agreement is conditional, among other things, upon: (i) the passing of the resolution approving the Merger Agreement and the Stockholder Agreement of Parent's shareholders at an EGM; and (ii) admission to the Official List of the London Stock Exchange ("Admission") becoming effective by 10:00 a.m. on January 5, 1999 or such later date as Parent, Schroders and BT Alex. Brown may agree, not being later than January 12, 1999.

     Under the Underwriting Agreement, Parent has given certain representations, warranties and undertakings and an indemnity to Schroders and BT Alex. Brown. In certain circumstances, including if a material breach of such representations, warranties and undertakings occurs or is discovered before Admission, Schroders and BT Alex. Brown have the right to terminate the Underwriting Agreement prior to Admission becoming effective.

11.  CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

     In July 1998, a representative of DLJ approached Parent to discuss the possibility of Parent pursuing an acquisition of the Company. DLJ indicated that in certain circumstances and at a specified price, Willis Stein Partners L.P. ("Willis Stein"), a stockholder of the Company that acts on behalf of a controlling group of stockholders of the Company, would consider selling its Shares in connection with an acquisition of the Company.

     Parent expressed an interest in pursuing an acquisition of the Company and arranged a meeting in August 1998 with representatives of Willis Stein. During that meeting, the representatives of Willis Stein, told the representatives of Parent that certain stockholders of the Company would not consider selling their Shares at a price below the highest traded share price to date, $33.625 per share. Subsequently, Parent requested and the Company's advisors arranged a meeting in September 1998 between the Company's management and Parent's Chairman, Robin Miller, at which the Company's business strategy was discussed.

     An additional series of meetings between representatives of Parent and James Dunning and other members of the Company's management were scheduled during October 18, 1998 through October 21, 1998. At these meetings, the Company's business and year-to-date financial performance were discussed in detail.

     Parent and the Company met on November 10, 1998 to discuss Parent's preliminary views on valuation. At their meeting, Parent expressed an interest in acquiring the Company at a price below $30.00 per share. The Company rejected this offer proposal and suggested that Parent meet with one of its financial advisors, Morgan Stanley. On the following day, representatives of Morgan Stanley made a presentation to Parent and Schroders regarding the Company. Immediately afterwards, Parent met with Richard Willis, Chief Financial Officer of the Company, where financial matters were discussed.

     On Thursday, November 12, 1998, following a meeting of Parent's Board of Directors, Parent indicated that it would be willing to acquire the Company at a price of at least $33.00 per share, and subsequent discussions among representatives and advisors of each of Parent and the Company between November 12 and November 17 established that the Company was not prepared to sell at less than $34.00 per share. The parties agreed that due diligence should proceed, and a confidentiality agreement was executed on November 18, 1998.

     Discussions and negotiations of the principal terms of the acquisition among Parent and the Company and their respective financial and legal advisors commenced on November 23, 1998. On December 4, 1998, James Dunning and Chip Block from the Company attended a board meeting of Parent in London. Following a presentation of the proposal and a discussion thereof, Parent approved a proposed acquisition of the Company at a price of $34.00 per share and the financing necessary to consummate the acquisition, subject to satisfactory negotiation and completion of the Merger Agreement, the Stockholder Agreement and any other related documentation and receipt of all required approvals and consents. The parties and their respective legal and financial advisors continued their due diligence review and negotiations of the terms of the acquisition and the related documentation of the Company.

     On December 14, 1998, each of the Company and Parent publicly announced that it was engaged in discussions with the other regarding a potential acquisition transaction.

     On December 14, 1998, the Boards of Directors of the Company, Parent and the Purchaser each approved the Merger Agreement and approved the transactions set forth therein and the purchase price applicable to the Offer and the Merger. Following such adoptions and approvals, the Merger Agreement and other related agreements were executed and delivered, and the transaction was publicly announced before financial markets in the United Kingdom opened on December 15, 1998.

     Except as described in this Offer to Purchase (including Schedule I hereto), none of the Purchaser, Parent or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of the Purchaser, Parent or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser, Parent or, to the best knowledge of the Purchaser and Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. The Purchaser and Parent disclaim beneficial ownership of any Shares owned by any pension plan of Parent or any affiliate of Parent.

     Except as described in this Offer to Purchase, as of the date hereof (i) there have not been any contacts, transactions or negotiations between the Purchaser or Parent, any of their respective subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (ii) none of the Purchaser, Parent or, to the best knowledge of the Purchaser and Parent, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company. During the Offer, the Purchaser and Parent intend to have ongoing contacts and negotiations with the Company and its directors, officers and stockholders.

12.  PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDER AGREEMENT

  Purpose

     The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer, the Stockholder Agreement or otherwise.

  The Merger Agreement

     The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by Parent or the Company or any of their subsidiaries or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     Vote Required To Approve Merger. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and, if the "short-form" merger procedure described below is not available, approved by the holders of a majority of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is adoption of the Merger Agreement by the Company's stockholders if such "short-form" merger procedure is not available. Under the DGCL, if stockholder adoption of the Merger Agreement is required in order to consummate the Merger, the vote required is the affirmative vote of the holders of a majority of the combined voting power of the then outstanding Shares (including any Shares owned by the Purchaser). If the Purchaser acquires, through the Offer, the Merger Agreement, the Stockholder Agreement or otherwise, voting power with respect to at least a majority of the outstanding Class A Shares on a fully diluted basis, it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

     The DGCL also provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company may merge that subsidiary into the parent company, or the parent company may merge itself into that subsidiary, pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the DGCL, the Purchaser would have to own at least 90% of the outstanding Class A Shares and at least 90% of the outstanding Class B Shares.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions: (i) if required by the DGCL, the Merger having been approved by the affirmative vote of the holders of a majority of the combined voting power of then outstanding Shares; (ii) any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated; (iii) no Governmental Entity shall have enacted, issued or enforced any statute or regulation ("Law") or decree, injunction or other order (an "Order") which has become final and nonappealable and which prohibits the consummation of the Merger; provided, however, that each of the Company, the Purchaser and Parent have used its best efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that may be entered prior to it having become final and nonappealable; and (iv) the Purchaser shall have purchased pursuant to the Offer all Shares validly tendered prior to the expiration thereof and not withdrawn or shall have purchased pursuant to the Stockholder Agreement all Shares tendered thereunder.

     Termination of the Merger Agreement. The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the effective time of the Merger (notwithstanding any approval and adoption of the Merger Agreement by the stockholders of the Company and by the shareholders of Parent):

          (i) by mutual written consent of the Company and Parent;

          (ii) by either Parent or the Company, if any permanent injunction or action by any Governmental Entity or by any federal or state court of competent jurisdiction (other than a temporary restraining order) preventing the consummation of the Merger shall have become final and nonappealable;

          (iii) by either Parent or the Company, if the Merger shall not have been consummated before June 30, 1999, unless the failure to consummate the Merger is the result of a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; provided, however, that the Merger Agreement may be extended by written notice of either Parent or the Company to a date not later than September 30, 1999, if the Merger shall not have been consummated as a direct result of Parent or the Company having failed by June 30, 1999, to receive all required approvals or consents with respect to the Merger;

          (iv) by the Company, at any time three business days or more following termination or expiration of the Offer without the Purchaser purchasing Shares thereunder, so long as no Shares have been purchased pursuant to the Stockholder Agreement;

          (v) by Parent, if the Offer shall have expired without the purchase of the Shares thereunder and the Minimum Condition shall not have been satisfied, or Parent or the Purchaser shall have terminated the Offer without purchasing Shares thereunder in accordance with the Merger Agreement, in each case so long as no Shares have been purchased pursuant to the Stockholder Agreement and neither Parent nor the Purchaser has breached any of its obligations under Section 1.01 of the Merger Agreement or is in breach of any of their obligations under the Merger Agreement and such breach has resulted in the failure of any condition to the Offer to be satisfied;

          (vi) by the Company, if the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at a special meeting of the Company's stockholders;

          (vii) by the Company, if the Board of Directors of the Company fails to make or withdraws or modifies its recommendation of approval and adoption of the Merger Agreement, so long as the Board of Directors of the Company, after consultation with and based upon the written advice of legal counsel (who may be the Company's regularly engaged legal counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law and, after consultation with its independent legal counsel and financial advisor, determines in good faith that the Acquisition Proposal (as defined below) is a superior proposal (as defined below); provided, that the Company may not terminate the Merger Agreement pursuant to this paragraph after such time as the Purchaser has purchased upon expiration of the Offer all Shares validly tendered in the Offer and not withdrawn or Parent or the Purchaser has purchased Shares pursuant to the Stockholder Agreement;

          (viii) by either Parent or the Company, if the Merger shall fail to receive the Parent Shareholder Approval at an EGM;

          (ix) by Parent, in the event of any breach of the representations and warranties of the Company set forth in the Merger Agreement, other than any breach that, individually or in the aggregate with each other such breach has not had and would not be reasonably expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole (provided that for purposes of this paragraph, each such representation and warranty of the Company set forth in the Merger Agreement shall be made without giving effect to any qualification as to materiality or material adverse effect), or if the Company breaches or fails to perform in any material respect any of its covenants contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a condition described in
     Section 14 and (B) has not been cured within 30 days after the giving of written notice to Parent of such breach; provided, that Parent may not terminate the Merger Agreement pursuant to this paragraph if (a) Parent or the Purchaser is then in material breach of any covenant contained in the Merger Agreement, (b) any Shares have been purchased in the Offer or (c) any Shares have been purchased pursuant to the Stockholder Agreement;

          (x) by the Company, in the event of any breach of the representations and warranties of Parent or the Purchaser set forth in the Merger Agreement that are qualified as to materiality or any breach of any representations and warranties of Parent or the Purchaser set forth in the Merger Agreement that are not so qualified in any material respect and, individually or in the aggregate, such breach has had a material adverse effect on Parent and its subsidiaries, taken as a whole, or if Parent or the Purchaser breaches or fails to perform in any material respect any of its covenants contained in the Merger Agreement, which breach or failure to perform has not been cured within 30 days after the giving of written notice to the Company of such breach; provided, that the Company may not terminate the Merger Agreement pursuant to the terms of this paragraph if (A) the Company is then in material breach of any covenant contained in the Merger Agreement,
     (B) any Shares have been purchased in the Offer or (C) any Shares have been purchased pursuant to the Stockholder Agreement; or

          (xi) by the Company, if the EGM is not held on or prior to January 4, 1999; provided, however, that the Company may not terminate the Merger Agreement pursuant to this paragraph if Parent has obtained the Parent Shareholder Approval prior to delivery by the Company of its notice of termination.

     Takeover Proposals. The Merger Agreement provides that from and after the date of the Merger Agreement, the Company shall not, and shall cause each of the Company's subsidiaries and its and their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of the Company's subsidiaries) not to, directly or indirectly, invite, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), any inquiries or the making of any proposal that constitutes any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its respective officers, directors or employees or any of the Company's subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the Company's subsidiaries to take any such action; provided, however, that nothing contained in the Merger Agreement shall prohibit the Board of Directors of the Company from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if prior to providing such information the Board of Directors of the Company informs such person in writing of the existence and the material terms of the Stockholder Agreement and receives from such person an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement, dated as of November 18, 1988 and entered into between Parent and the Company; (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged legal counsel) that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law and (ii) in each case referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with its independent legal counsel, who may be the Company's regularly engaged legal counsel, and financial advisor) that such Acquisition Proposal is reasonably capable of being consummated, taking into account all legal, financial and regulatory aspects of the proposal, the terms of the Stockholder Agreement and the person making the proposal and that such Acquisition Proposal would, if consummated, be more favorable, from a financial point of view (either short or long-term), to the stockholders of the Company, than the Offer and the Merger (any such more favorable Acquisition Proposal satisfying all the criteria of this clause (ii) being referred to as a "superior proposal"). The Merger Agreement provides that the term "Acquisition Proposal" shall mean any of the following (other than the transactions between the Company, Parent and the Purchaser contemplated thereunder) involving the Company or any of its subsidiaries: (1) any merger, consolidation, share exchange or other similar transaction involving the Company; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and the Company's subsidiaries, taken as a whole, in a single transaction or series of transactions; or (3) any tender offer or exchange offer for

50% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith.

     In addition to the obligations of the Company described in the preceding paragraph, the Merger Agreement provides that the Company will promptly advise Parent orally and in writing of any Acquisition Proposal or any inquiry with respect to any Acquisition Proposal including any change to the material terms of any such Acquisition Proposal or inquiry. The Company is further required under the terms of the Merger Agreement to keep Parent fully informed of the status including any change to the material terms of any such Acquisition Proposal or inquiry.

     Fees and Expenses. The Merger Agreement provides that, except as described below, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses; provided, however, that if the Merger is consummated, all such fees and expenses of the Company shall be paid by the surviving entity.

     Conduct of Business by the Company. The Merger Agreement provides that, between the date of the Merger Agreement and continuing until the earlier to occur of the date of the consummation of the Merger or the election of Parent's designees representing a majority of the Board of Directors of the Company in accordance with the Merger Agreement, unless Parent shall have consented in writing, (a) the businesses of the Company and the Company's subsidiaries shall be conducted in, and the Company and the Company's subsidiaries shall not take any action except in the ordinary course of business, consistent with past practice; (b) the Company shall, and shall cause the Company's subsidiaries to, use their respective reasonable best efforts to preserve substantially intact their respective business organizations, to keep available the services of their respective current officers, employees and consultants and to preserve their respective relationships with customers, suppliers, licensors, licensees, distributors and other persons with which it or any of the Company's subsidiaries has significant business relations as well as with officials and employees of government agencies and other entities which regulate the Company, the Company's subsidiaries and their business to the end that its goodwill and ongoing business shall be unimpaired at the date of the consummation of the Merger; (c) neither the Company nor any of the Company's subsidiaries shall amend or otherwise change the certificate of incorporation, by-laws or other comparable charter or organizational document of the Company or any subsidiary of the Company; (d) neither the Company nor any of the Company's subsidiaries shall (i) issue, deliver, grant or sell, or authorize the issuance or sale of, any shares of capital stock of any class of, or any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which holders of Shares may vote, or any other ownership interest in, the Company or any of the Company's subsidiaries, or any options, warrants or other securities or rights convertible into, exchangeable for, evidencing the right to subscribe for or purchase, or otherwise providing for the right to acquire capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any of the Company's subsidiaries (other than the issuance of shares of capital stock in connection with (A) the exercise of the Stock Options or the Warrants, (B) the then current offering period in effect under the Company's Employee Stock Discount Purchase Plan (the "Stock Purchase Plan") as in effect on the date of the Merger Agreement or (C) the conversion of shares of Class B Shares to Class A Shares at the request of the holder thereof), or (ii) authorize the sale of any assets of it or any of the Company's subsidiaries, except for sales in the ordinary course of business or which, individually, do not exceed $1.0 million or which in the aggregate, do not exceed $3.0 million, or (iii) amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of the Company or any subsidiary of the Company, including without limitation the Stock Options, the Warrants and the Stock Purchase Plan; (e) neither the Company nor any of the Company's subsidiaries shall (i) declare, set aside or pay any dividend on or other actual, constructive or deemed distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than a dividend or distribution payable solely to the Company or a subsidiary of the Company) or otherwise make any payments to stockholders in their capacity as stockholders or (ii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any subsidiary of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than Class B Shares upon conversion to Class A Shares at the request of the holder thereof; (f) neither the Company nor any of the Company's subsidiaries shall (i) acquire or agree to acquire (for cash, shares of stock or other consideration) (including, without limitation, by merger, consolidation, or acquisition of stock or assets or by any other manner) any corporation, partnership, joint venture, association or other business organization or any division thereof (or a substantial portion of the assets thereof) or any other assets, except for (A) such acquisitions which, individually or in the aggregate, do not exceed $1.0 million or, (B) any acquisition disclosed to the Purchaser and Parent in the disclosure schedule to the Merger Agreement, (ii) incur any indebtedness for borrowed money or issue or sell any debt securities or warrants or other rights to acquire any debt securities or warrants or other rights to acquire any debt securities of the Company or any subsidiary of the Company, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company except (x) to finance any acquisition permitted under the Merger Agreement or (y) borrowings under existing bank lines of credit incurred in the ordinary course of business consistent with past practices, or (iii) enter into or amend any contract, agreement, commitment or arrangement to effectuate any prohibited matter set forth in the Merger Agreement; (g) neither the Company nor any of the Company's subsidiaries shall hire any employee with aggregate annual compensation and benefits in excess of $100,000, or adopt, enter into, establish or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee that increase in any manner the compensation, retirement, welfare or fringe benefits of any director, officer or employee, or pay any benefit not required by any existing plan, agreement or arrangement (including without limitation the granting of stock options or stock appreciation rights) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except pursuant to collective bargaining agreements as presently in effect; (h) neither the Company nor any of the Company's subsidiaries shall (i) take any action, other than as required by a change in GAAP, with respect to accounting methods, practices, policies or procedures, (ii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its material subsidiaries or (iii) make or change any tax election or settle or compromise any material tax liability or refund; (i) neither the Company nor the Company's subsidiaries shall (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in the most recent consolidated financial statements of the Company included in the documents the Company has filed with the Commission or incurred in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any subsidiary of the Company is a party; (j) other than in the ordinary course of business consistent with past practice, neither the Company nor the Company's subsidiaries shall waive any rights of substantial value or make any payment, direct or indirect, of any material liability of the Company or any of the Company's subsidiaries before the same comes due in accordance with its terms;
(k) neither the Company nor the Company's subsidiaries shall (i) fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies, (ii) enter into any collective bargaining agreement, (iii) sell, lease, license or otherwise dispose of or subject to any lien on any properties or assets, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice, (iv) make or agree to make any new capital expenditure that is in excess of $500,000 (except to consummate any acquisition not prohibited by the Merger Agreement, (v) initiate or threaten litigation against any third party,
(vi)(x) make any changes in advertising or subscription rates, policies or procedures that are not consistent with past practices, or (y) make any material change in advertising or subscription rates, policies or procedures (whether or not consistent with past practices) or
(vii) launch any new magazine or other product in excess of $1,000,000 (losses to profits for whole project); and (l) neither the Company nor the Company's subsidiaries shall authorize any of, or commit or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Board of Directors. The Merger Agreement provides that promptly upon the earlier of the purchase by the Purchaser of Shares pursuant to the Offer or the Stockholder Agreement, and from time to time thereafter, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board) as will give the Purchaser, representation on the Board of Directors of the Company equal to the product of (x) the total number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to the Merger Agreement) multiplied by (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"), and the Company shall promptly use its reasonable best efforts to satisfy the Board Percentage by, at the option of the Company (i) increasing the size of the Board of Directors of the Company or (ii) securing the resignations of such number of directors as is necessary to enable the Purchaser's designees to be elected to the Board of Directors of the Company and cause the Purchaser's designees promptly to be so elected. In the Merger Agreement, the Company has represented that, (i) to effect the Offer and the Merger, the Board of Directors of the Company has approved, and has not withdrawn or amended, resolutions (x) to increase the number of members of the Board of Directors of the Company from 11 to 15 directors, to be effective at such time as the Purchaser purchases Shares pursuant to the Offer or purchases Shares pursuant to the Stockholder Agreement, and (y) to elect each of Kevin Hand, David Grigson, Thomas Moloney and Christopher Innis to fill the vacancies created by such increase in the number of directors, effective upon such increase and (ii) each of the directors of the Company (other than the Chairman of the Board) has delivered to the Company a letter stating that such director has resigned from the Board of Directors of the Company, and from each committee thereof, effective at such time as the Purchaser purchases Shares pursuant to the Offer or purchases Shares pursuant to the Stockholder Agreement to the extent such resignations are necessary to provide Parent with its Board Percentage. The Company shall take, at the Company's expense, all lawful action necessary to effect any such election, including, without limitation, mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Company's stockholders in the Schedule 14D-9.

     In addition to the foregoing, following the election or appointment of the Purchaser's designees prior to the consummation of the Merger, any amendment or termination of the Merger Agreement, extension for the performance or waiver of the obligations or other acts of Parent or the Purchaser or waiver of the Company's rights thereunder, shall require the concurrence of a majority of directors of the Company then in office who are directors on the date hereof.

     Stock Options; Warrants. The Merger Agreement provides that immediately prior to the date of the Merger and subject to obtaining all necessary consents, each then outstanding Stock Option, whether or not then vested or exercisable, shall be canceled by the Company and in consideration of such cancelation and except to the extent that Parent or the Purchaser and the holder of any such Stock Option otherwise agree, the Company (or, at Parent's option, the Purchaser) shall pay to such holders of Stock Options an amount in respect thereof equal to the product of (i) the excess, if any, of the price per Share paid in the Offer over the exercise price per Share subject to each such Stock Option multiplied by (ii) the number of Shares for which such Option shall not theretofore have been exercised (net of withholding taxes and without interest).

     The Merger Agreement also provides that the Company shall cause all stock option or other equity based plans maintained with respect to the Shares, including, without limitation, the Company's 1997 Long-Term-Equity Incentive Plan and the Stock Purchase Plan (collectively, the "Stock Option Plans"), to terminate as of the date of the Merger and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the date of the Merger, and the Company shall ensure that following the date of the Merger no holder of a Stock Option or any participant in the Stock Option Plans shall have any right thereunder to acquire any capital stock of the Company, Parent or the Purchaser.

     In addition, immediately prior to the date of the Merger and subject to obtaining all necessary consents, each then outstanding Warrant, whether or not then exercisable, shall be cancelled by the Company and in consideration of such cancellation and except to the extent that Parent or the Purchaser and the holder of any such Warrant otherwise agree, the Company (or, at Parent's option, the Purchaser) shall pay to such holders of the Warrants an amount in respect thereof equal to the product of (i) the excess, if any, of the price per Share paid in the Offer over the exercise price per Share subject to each such Warrant multiplied by (ii) the number of Shares for which such Warrant shall not theretofore have been exercised (net of withholding taxes and without interest).

     Employee Benefits. The Merger Agreement provides that after the Merger and except as otherwise may be provided pursuant to a collective bargaining agreement, Parent shall cause the Company to maintain or provide the employees of the Company and its subsidiaries for a period of one year after the date of the Merger with employee benefits that are in the aggregate substantially comparable to those provided by the Company. Moreover, after the Merger, the Parent shall cause the Company to honor the terms of all employment agreements of the Company and its subsidiaries, the existence of which do not violate the terms of the Merger Agreement. In addition, Parent shall cause the Company to honor all collective bargaining agreements by which the Company or any of its subsidiaries is bound.

     Indemnification. In the Merger Agreement, the Purchaser and Parent have agreed that the certificate of incorporation and by-laws of the Company following the consummation of the Merger shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and by-laws of the Company as of the date of the Merger Agreement which provisions all shall not be amended, repealed or otherwise modified for a period of six years after the date of the Merger in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the date of the Merger were directors or officers of the Company in respect of actions or omissions occurring at or prior to the date of the Merger (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law.

     Moreover, the Merger Agreement provides that from the date of the Merger, the Company shall indemnify, defend and hold harmless the present and former officers and directors of the Company against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Company after the date of the Merger (which approval shall not unreasonably be withheld), or otherwise incurred in connection with any claim, action, suit, proceeding or investigation, based in whole or in part by reason of the fact that such person is or was a director or officer of the Company and arising out of actions, events or omissions occurring at or prior to the date of the Merger (including, without limitation, the transactions contemplated by the Merger), in each case to the full extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each indemnified party to the fullest extent permitted under the DGCL, upon receipt from the indemnified party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL); provided, that the Company shall indemnify, defend and hold harmless the indemnified parties, and pay expenses in advance, only to the same extent and on the same terms (including with respect to advancement of expenses) provided for in the Company's certificate of incorporation and by-laws in effect on the date of the Merger Agreement (to the extent consistent with applicable law), which rights pursuant to such provisions shall survive the Merger and continue in full force and effect for a period of six years after the date of the Merger.

     Reasonable Efforts. The Merger Agreement provides that, subject to the terms and conditions contained therein, each party will use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, the Offer, the Merger and the other transactions contemplated by the Merger Agreement including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government Entities and the making of all necessary registrations and filings (including filings with Government Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Government Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operation or to dispose of any assets.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

     Amendments; No Waivers. Any provision of the Merger Agreement may be amended or waived prior to the date of the Merger if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of approval of the Merger by the stockholders of the Company and approval of the Offer and Merger by the shareholders of the Parent, there shall be made no amendment that by law requires further approval by the stockholders of the Company or the shareholders of Parent without the further approval of such stockholders or shareholders, as the case may be; provided further, however, that after the adoption of the Merger Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change in a manner adverse to the holders of any shares of capital stock of the Company (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the certificate of incorporation of the Company after the date of the Merger or
(iii) any of the terms or conditions of the Merger Agreement.

     In addition to the foregoing, at any time prior to the date of the Merger, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) subject to the preceding paragraph, waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (c)(1) to the Schedule 14D-1. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

  The Stockholder Agreement

     Pursuant to the Stockholder Agreement, each of the Selling Stockholders has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, all Shares of such Selling Stockholder (including those acquired after the execution of the Stockholder Agreement) at a price equal to the Offer Price; provided, that no Selling Stockholder shall be so obligated to sell any such Shares if the Stockholder Agreement is terminated in accordance with the terms of the Stockholder Agreement; and provided, further, that (x) the Purchaser shall not be so obligated to purchase the Shares and no Selling Stockholder shall be so obligated to sell any such Shares if as of immediately prior to the expiration of the Offer, any applicable waiting period (and any extension thereof) under the HSR Act relating to the purchase of the Shares shall not have expired or been terminated, and (y) the Purchaser shall not be so obligated to purchase the Shares if at any time after the date of the Stockholder Agreement until the purchase and sale of the Shares under the Stockholder Agreement any of the following conditions have occurred and is continuing and no Selling Stockholder shall be so obligated to sell any of such Shares if during such period any of the conditions in subparagraphs (i), (iii) and (iv) set forth below have occurred and is continuing:

          (i) there shall be issued by any U.S. Federal or state court of competent jurisdiction in connection with any legal proceeding, any final or nonappealable order, ruling or injunction (that has not been vacated, withdrawn or overturned), (A) restraining or prohibiting the acquisition by Parent or the Purchaser of any Shares under the Stockholder Agreement or the making of the Stockholder Agreement or consummation of the transactions contemplated thereby or the Merger, or obtaining from the

     Company or the Purchaser, any damages in connection with the aforesaid transactions that are material in relation to the Company and its subsidiaries taken as a whole, (B) prohibiting or materially limiting the ownership or operation by the Company, Parent or the Purchaser or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, or compelling the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, as a result of the Stockholder Agreement or any of the other transactions contemplated by the Stockholder Agreement, (C) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Stockholder Agreement including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, or (D) prohibiting Parent or any of its subsidiaries from effectively controlling in any material respect any significant portion of the business or operations of the Company and its subsidiaries taken as a whole;

          (ii) the Company shall not have performed or complied in any material respect with any obligation or shall have failed to comply in any material respect with any agreement or covenant required by the Merger Agreement to be performed or complied with by the Company on or prior to the date of consummation of the transactions contemplated by the Stockholder Agreement, which failure to perform or comply is not substantially cured within 15 days after Parent provides the Company with notice of such failure;

          (iii) any statute, rule or regulation enacted or promulgated by any Governmental Entity that results, directly or indirectly, in any of the consequences referred to in clauses (A) through (D) of paragraph (i) above;

          (iv) if required in accordance with applicable law or stock exchange regulations, Parent shall have held a vote at an EGM of Parent of the holders of the outstanding ordinary shares of Parent that are entitled to vote upon proposals to approve the Stockholder Agreement and the Merger Agreement and any approval so required with respect to the Stockholder Agreement or the Merger Agreement shall not have been obtained; or

          (v) any breach of the representations and warranties of the Company set forth in the Merger Agreement other than any breach that individually or in the aggregate with each other such breach has not had and would not reasonably be expected to have a material adverse effect on the Company or its subsidiaries taken as a whole; provided, that for purposes of this paragraph each such representation and warranty of the Company set forth in the Merger Agreement shall be read without giving effect to any qualification as to materiality or a material adverse effect on the Company or its subsidiaries taken as a whole.

     Subject to the termination provisions described below, the obligation of the Selling Stockholders to tender and not withdraw Shares is conditioned only upon lawful commencement of the Offer and otherwise is unconditional. The Stockholder Agreement shall terminate: (i) immediately upon (A) the termination of the Offer or the Merger Agreement by Parent or the Purchaser in accordance with the terms of the Merger Agreement prior to the expiration of the Offer; (B) the termination of the Merger Agreement by Parent or the Purchaser in accordance with the terms of the Merger Agreement following the expiration of the Offer; or
(C) the termination of the Merger Agreement by the Company for failure of Parent to hold the EGM; (ii) upon delivery by the Selling Stockholders holding Shares representing a majority of Shares subject to the Stockholder Agreement ("Majority Selling Stockholders") of a notice of termination to Parent or the Purchaser at any time (A) after Parent or the Purchaser has terminated the Offer, prior to the expiration of the Offer, in a manner which is not in accordance with the terms of the Merger Agreement, or (B) in the event that Parent or the Purchaser fails to purchase the Shares upon the expiration of the Offer in accordance with Section 1.01 of the Merger Agreement and either (x) each of the conditions to the Offer has either been satisfied or waived, or (y) Parent or Purchaser is then in breach of any of its obligations under the Stockholder Agreement or the Merger Agreement and such breach has resulted in the failure of any condition to the Offer to be satisfied; or (iii) upon delivery by Majority Selling Stockholders of a notice of termination to

Parent or the Purchaser at any time more than 120 days after: (A) the expiration of the Offer without the purchase of any Shares thereunder due to the failure of a condition to the Offer to be satisfied and not waived (other than the Minimum Condition which shall have been satisfied); or (B) the expiration of the Offer without the purchase of any Shares thereunder due to the failure of the Minimum Condition to be satisfied. Subject to the termination provisions described above, any Shares not purchased in the Offer will be purchased by the Purchaser immediately following the purchase of the Shares in the Offer. Notwithstanding the foregoing, no Selling Stockholder shall be required to tender or otherwise sell its Shares in the event the Purchaser has (a) decreased the price per Share or changed the form of consideration payable in the Offer, (b) decreased the number of Shares sought in the Offer, (c) amended or waived satisfaction of the Minimum Condition, (d) imposed additional conditions or amended in any manner adverse to the holders of Shares any of the conditions set forth in Section 14,
(e) amended any other term of the Offer in any manner adverse to the holders of Shares or (f) extended the Expiration Date in a manner which requires the consent of the Company under the Merger Agreement.

     Under the Stockholder Agreement, each Selling Stockholder has granted to certain individuals designated by Parent an irrevocable proxy with respect to the Shares subject to the Stockholder Agreement to Parent to vote such Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of each of the other transactions contemplated by the Merger Agreement and against
(i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's certificate of incorporation or its bylaws, as amended and restated, or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of common stock or other voting securities of the Company.

     Each Selling Stockholder has also agreed in the Stockholder Agreement that it shall not, and shall use its reasonable best efforts to cause any officer, director or employee of, or any investment banker, financial advisor, attorney, accountant or other representative of any such Selling Stockholder not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Each Selling Stockholder has agreed to promptly advise Parent and the Purchaser orally and in writing of any Acquisition Proposal or inquiry made to the Selling Stockholder with respect to or that could lead to any Acquisition Proposal, the identity of the person making any such Acquisition Proposal or inquiry and the material terms of any such Acquisition Proposal or inquiry.

     The foregoing summary of the Stockholder Agreement is qualified in its entirety by reference to the Stockholder Agreement, a copy of which is filed as Exhibit (c)(2) to the Schedule 14D-1. The Stockholder Agreement should be read in its entirety for a more complete description of the matters summarized above.

  Plans for the Company

     Parent's current intention is to continue the Company's operations under the name EMAP Petersen in Los Angeles, California. Parent expects that the Company will continue to publish and market its magazines and annual publications and develop its various magazine brands and will support the existing strategies of the current management of the Company. James Dunning will be the Chairman and President of the Company and it is anticipated that he will be invited to join the Board of Directors of Parent.

  Appraisal Rights

     The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of
Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares.

Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

  Going Private Transactions

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

     Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13.  DIVIDENDS AND DISTRIBUTIONS

     Pursuant to the terms of the Merger Agreement, between the date of the Merger Agreement and the date of the Merger and unless Parent shall have consented in writing, neither the Company nor the Company's subsidiaries shall
(i) issue, deliver, grant or sell, or authorize the issuance or sale of, any shares of capital stock of any class of, or any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which holders of Shares may vote, or any other ownership interest in, the Company or any of the Company's subsidiaries, or any options, warrants or other securities or rights convertible into, exchangeable for, evidencing the right to subscribe for or purchase, or otherwise providing for the right to acquire capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any of the Company's subsidiaries (other than the issuance of shares of capital stock in connection with (A) the exercise of the Stock Options or the Warrants, (B) the current offering period in effect under the Stock Purchase Plan as in effect on the date of this agreement or (C) the conversion of shares of Class B Shares to Class A Shares at the request of the holder thereof); (ii) declare, set aside or pay any dividend on or other actual, constructive or deemed distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than a divided or distribution payable solely to the Company or a subsidiary of the Company) or otherwise make any payments to stockholders in their capacity as stockholders; or (iii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any subsidiary of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than Class B Shares upon conversion to Class A Shares at the request of the holder thereof.

14.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer if (i) as of immediately prior to the Expiration

Date (A) the Minimum Condition shall not have been satisfied or (B) the HSR Condition shall not have been satisfied or (ii) prior to the acceptance for payment of or payment for the Shares and at any time on or after the date of the Merger Agreement any of the following conditions shall have occurred and be continuing:

          (a) there shall be issued by any U.S. Federal or state court of competent jurisdiction in connection with any legal proceeding, any order or ruling (that has not been vacated, withdrawn or overturned), (i) restraining or prohibiting the acquisition by Parent or the Purchaser of any Shares under the Offer or the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or obtaining from the Company, or the Purchaser any damages in connection with the aforesaid transactions that are material in relation to the Company and its subsidiaries taken as a whole, (ii) prohibiting or materially limiting the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, or compelling the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, in each case taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, or (iv) prohibiting Parent or any of its subsidiaries from effectively controlling in any material respect any significant portion of the business or operations of the Company and its subsidiaries taken as a whole;

          (b) the Company shall not have performed or complied in any material respect with any obligation or to comply in any material respect with any agreement or covenant required by the Merger Agreement to be performed or complied with by the Company on or prior to the date of consummation of the Offer, which failure to perform or comply is not substantially cured within 15 days after Parent provides the Company with notice of such failure;

          (c) any breach of the representations and warranties of the Company set forth in the Merger Agreement, other than any breach that, individually or in the aggregate with each other such breach has not had and would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole; provided that for purposes of this paragraph, each such representation and warranty of the Company in the Merger Agreement shall be read without giving effect to any qualification as to materiality or material adverse effect;

          (d) the Merger Agreement shall have been terminated in accordance with its terms;

          (e) Parent and the Company shall have agreed that Parent shall terminate the Offer;

          (f) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Government Entity or court, that results, directly or indirectly or, in any of the consequences referred to in clauses (i) through (iv) of paragraph
     (a) above; or

          (g) the Parent Shareholder Approval shall not have been obtained.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by the Purchaser, Parent or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver of any such right, the waiver of any such right with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for a description of certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless, among other things, prior to the time such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Company's Board of Directors has approved the Merger Agreement, the Stockholder Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement. Therefore,
Section 203 of the DGCL is inapplicable to the Merger.

     Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes or similar laws to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent expects to make such filing on Wednesday, December 16, 1998, or as soon as practicable thereafter. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The provisions of the HSR Act would similarly apply to any purchase, other than pursuant to the Offer, of the Shares subject to the Stockholder Agreement, except that the initial waiting period for any purchase of such Shares would expire 30 calendar days following the filing of HSR Act Notification and Report Forms by Parent and the Company. Parent expects to make such filing on Wednesday, December 16, 1998, or as soon as practicable thereafter. A request for additional information or material from Parent or the Company during the initial 30-day waiting period would extend the waiting period until 11:59 p.m. New York City time on the 20th calendar day after the date of substantial compliance by Parent and the Company with such request. If the purchase of Shares pursuant to the Stockholder Agreement is effected through a tender of such Shares pursuant to the Offer, the HSR requirements applicable to the Offer described in the prior paragraph would apply rather than the requirements described in this paragraph.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

16.  FEES AND EXPENSES

     Schroders is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to the Purchaser and Parent in connection with the Offer. Pursuant to an engagement letter dated December 11, 1998, between Parent and Schroders, fees of pound sterling 450,000 are currently payable to Schroders. An additional fee of 0.75% of the fully diluted equity value of the Company based on the terms of the Offer, less any amounts already paid, will be payable to Schroders in the event the Offer is consummated. Parent has also agreed to reimburse Schroders for its out-of-pocket expenses, including the fees and expenses of its counsel and any other advisor retained by Schroders in connection with its engagement, and to indemnify

Schroders and certain related persons against certain liabilities and expenses, including certain liabilities under Federal securities laws.

     In the ordinary course of its business, Schroders engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of December 14, 1998, Schroders had no long or short positions in Class A Shares held for its own accounts.

     The Purchaser and Parent have retained Georgeson & Company Inc. to act as the Information Agent and BankBoston, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          EMAP ACQUISITION CORP.

December 16, 1998

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. All such directors and executive officers listed below are citizens of the United Kingdom except Timothy Ralph Schoonmaker, who is a citizen of the United States, and Arnaud Roy de Puyfontaine, who is a citizen of France.

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                            EMPLOYMENT; MATERIAL POSITIONS
         NAME, AGE AND BUSINESS ADDRESS                     HELD DURING THE PAST FIVE YEARS
         ------------------------------                     -------------------------------
ROBERT WILLIAM (ROBIN) MILLER (57)..............  Chairman of EMAP plc. Mr. Miller has been a
EMAP plc                                          Director of EMAP plc since 1976. Mr. Miller was
1 Lincoln Court                                   Group Chief Executive of EMAP plc from 1985 to July
Lincoln Road                                      1998. He is also a Non-Executive Director of The
Peterborough PE1 2RF                              Horserace Totalisator Board and Moss Bros. Group
ENGLAND                                           plc.

ADAM HUMPHREY CHARLES BROADBENT (62)............  Non-Executive Chairman of Arcadia Group plc. He
Arcadia Group plc                                 also serves as Non-Executive Director of Carclo
Colerave House                                    Engineering Group plc, Non-Executive Chairman of
70 Berners Street                                 Dover Harbour Board and Non-Executive Director of
London W1P 3AE                                    REL Consultancy Group Ltd. Mr. Broadbent was
ENGLAND                                           Director of J. Henry Schroder & Co. Limited from
                                                  1968 to 1996, Chairman of Schroder Italia SIM S.p.A
                                                  from 1991 to June 1998, Chairman of Schroder
                                                  Securities Limited in London from 1992 to 1995,
                                                  Deputy Chairman of Schroder Wertheim & Co. Inc.
                                                  from 1990 to 1996, Chairman of Schroders Japan
                                                  Limited from 1988 to 1996 and Group Managing
                                                  Director, Investment Banking, of Schroders Public
                                                  Limited Company from 1990 to 1996.

HENRY ERIC STAUNTON (50)........................  Group Finance Director of Granada Group plc since
Granada Group plc                                 March 1993 and a Non-Executive Director of Ashstead
Stornoway House                                   Group plc.
13 Cleveland Row
London SW1A 1GGM
ENGLAND

BRENDAN RICHARD O'NEILL (49)....................  Chief Operating Officer of ICI plc since May 1998.
ICI plc                                           Mr. O'Neill was Managing Director of Guinness
9 Millbank                                        Brewing Worldwide from 1993 to May 1998.
London SW1P 3JF
ENGLAND

KAREN ELISABETH DIND JONES (42).................  Consultant at The Pelican Group plc (restaurants).
31 Rosehill Road                                  Ms. Jones was founder and Managing Director of The
London SW18 2NY                                   Pelican Group plc from 1989 to 1998.
ENGLAND

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                            EMPLOYMENT; MATERIAL POSITIONS
         NAME, AGE AND BUSINESS ADDRESS                     HELD DURING THE PAST FIVE YEARS
         ------------------------------                     -------------------------------
MARTIN BOASE (66)...............................  Chairman of Heals plc, since March 1997 and
12 Bishops Bridge Road                            Chairman of The Maiden Group Ltd. since 1993. Mr.
London W2 6AA                                     Boase served as Non-Executive Director of Matthew
ENGLAND                                           Clarke plc from 1995 to December 1998. Mr. Boase
                                                  was also Chairman of Diversified Agency Services
                                                  Ltd. (formerly Omnicom UK plc) from 1989 to 1995
                                                  and Director of Omnicom Limited (formerly Boase
                                                  Massimi Pollit) from 1980 to 1995.

KEVIN LAWRENCE HAND (47)........................  Chief Executive of EMAP plc since July 1998. Mr.
EMAP plc                                          Hand was previously Chief Executive of EMAP
1 Lincoln Court                                   Consumer Magazines from 1978 to 1994 and Chairman
Lincoln Road                                      and Chief Executive of EMAP France from 1994 to
Peterborough PE1 2RF                              1998.
ENGLAND

DAVID JOHN GRIGSON (44).........................  Group Finance Director of EMAP plc since 1989.
EMAP plc
1 Lincoln Court
Lincoln Road
Petersborough PE1 2RF
ENGLAND

THOMAS CHARLES MOLONEY (39).....................  Executive Director of EMAP plc. Mr. Moloney has
EMAP Consumer Magazines                           been Chief Executive of EMAP Consumer Magazines
Priory Court                                      since 1995. As of December 1998, Mr. Moloney is
30-32 Farringdon Lane                             also Chief Executive of EMAP UK Consumer Affairs.
London EC1R 3AU
ENGLAND

DEREK K. WALMSLEY (51)..........................  Company Secretary of EMAP plc since 1991.
EMAP plc
1 Lincoln Court
Lincoln Road
Peterborough PE1 2RF
ENGLAND

TIMOTHY RALPH SCHOONMAKER (41)..................  Chief Executive of EMAP Radio Division since 1990.
EMAP Radio
95 Tottenham Court Road
London W1P 9HF
ENGLAND

ARNAUD ROY DE PUYFONTAINE (34)..................  Chief Executive of EMAP France (Directeur General)
EMAP France                                       since July 1998. Mr. de Puyfontaine was a publisher
43, rue du Colonel Pierre Avia                    at Le Figaro until 1995 and was Chief Executive of
75574 Paris                                       EMAP Star from 1995 to 1998.
Cedex 15
FRANCE

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                            EMPLOYMENT; MATERIAL POSITIONS
         NAME, AGE AND BUSINESS ADDRESS                     HELD DURING THE PAST FIVE YEARS
         ------------------------------                     -------------------------------
DEREK RAYMOND ANTHONY CARTER (49)...............  Chief Executive of EMAP Business Communications
EMAP Business                                     Ltd. since July 1997. Mr. Carter served as Managing
Communications Ltd                                Director of EMAP MacLaren from 1989 to 1997.
Meed House
21 John Street
London WCIN 2BP
ENGLAND

GEOFFREY THOMAS STOTT (50)......................  Chief Executive of Frontline Ltd. for the past five
Frontline Ltd                                     years.
Park House
117 Park Road
Peterborough PE1 2TS
ENGLAND

CHRISTOPHER LLEWELLYN (45)......................  Director of International Division of EMAP plc From
EMAP plc                                          1992 to 1998, Mr. Llewellyn was Directeur General
Scriptor Court                                    of EMAP France.
155 Farringdon Road
London EC1R 3AD
ENGLAND

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. Christopher Innis is a citizen of Australia and Alison Phillips is a citizen of the United Kingdom.

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                            EMPLOYMENT; MATERIAL POSITIONS
         NAME, AGE AND BUSINESS ADDRESS                     HELD DURING THE PAST FIVE YEARS
         ------------------------------                     -------------------------------
CHRISTOPHER ROBERT INNIS (38)...................  Director of Corporate Strategy of EMAP plc since
Peakirk House                                     1994.
Peakirk
Peterborough PE6 7NF
ENGLAND

ALISON PHILLIPS (34)............................  Group Tax Manager of EMAP plc since July 1993. Ms.
EMAP plc                                          Phillips was previously a Senior Tax Manager at
1 Lincoln Court                                   Ernst & Young.
Lincoln Road
Peterborough PE1 2RF
ENGLAND

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is
                                BANKBOSTON, N.A.

              By Mail:                            By Hand:                    By Overnight Delivery:
          BankBoston, N.A.            Securities Transfer & Reporting            BankBoston, N.A.
        Attention: Corporate                   Services, Inc.                  Attention: Corporate
           Reorganization                      c/o EquiServe                      Reorganization
            P.O. Box 8029               100 William Street, Galleria             150 Royall Street
        Boston, MA 02266-8029                New York, NY 10038                  Canton, MA 02021

                           By Facsimile Transmission:

                                 (781) 575-2233

                         For Confirmation of Facsimile:

                                 (781) 575-3120

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [GEORGESON & COMPANY INC. LOGO]
                               Wall Street Plaza
                            New York, New York 10005
                           TOLL FREE: (800) 223-2064
                 Banks and Brokers Call Collect: (212) 440-9800

                      The Dealer Manager for the Offer is:

                           [SCHRODER & CO. INC. LOGO]
                               787 Seventh Avenue
                            New York, New York 10019
                           TOLL FREE: (800) 635-3044
                                 (212) 492-6000